UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Assisted Living Concepts, Inc.

(Name of Registrant as Specified In Its Charter)

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ASSISTED LIVING CONCEPTS, INC.
W140 N8981 Lilly Road
Menomonee Falls, Wisconsin 53051
NOTICE OF ANNUAL MEETING
PROXY STATEMENT

ASSISTED LIVING CONCEPTS, INC.
W140 N8981 Lilly Road
Menomonee Falls, Wisconsin 53051

ASSISTED LIVING CONCEPTS, INC.
W140 N8981 Lilly Road
Menomonee Falls, Wisconsin 53051
(262) 257-8888
NOTICE OF ANNUAL MEETING
     The annual meeting of stockholders of Assisted Living Concepts, Inc. (“ALC”) will be held at W140 N8981 Lilly Road, Menomonee Falls, Wisconsin on Thursday, April 30, 2009 at 4:00 p.m. central time for the following purposes:
1.	To elect nine persons nominated by the Board of Directors to ALC’s Board of Directors; and

2.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.
     Stockholders of record of ALC’s Class A Common Stock and Class B Common Stock at the close of business on March 20, 2009, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. A list of stockholders entitled to vote will be available at the annual meeting for inspection by any stockholder for any purpose germane to the annual meeting.
     Whether or not you plan to attend the annual meeting, please take the time to vote your shares by promptly completing, signing, dating and mailing the proxy card in the postage-paid envelope provided (or, if applicable, by following the instructions supplied to you by your bank or brokerage firm for voting by telephone or via the Internet).
By Order of the Board of Directors,

Eric B. Fonstad
Senior Vice President, General Counsel and
Secretary
Menomonee Falls, Wisconsin
April 3, 2009
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 30, 2009 — the Proxy Statement and 2008 Annual Report are available under the heading “Annual Reports and Proxy Statements” in the “Investor Relations” section at www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
W140 N8981 Lilly Road
Menomonee Falls, Wisconsin 53051
(262) 257-8888
PROXY STATEMENT
INTRODUCTION
     This proxy statement is furnished beginning on or about April 3, 2009 in connection with the solicitation of proxies by the Board of Directors of Assisted Living Concepts, Inc. (“ALC”), a Nevada corporation, for use at the annual meeting of stockholders to be held at W140 N8981 Lilly Road, Menomonee Falls, Wisconsin on Thursday, April 30, 2009 at 4:00 p.m. central time and at any adjournments or postponements of the annual meeting.
     On November 10, 2006, ALC became an independent, publicly traded company with its Class A Common Stock listed on the New York Stock Exchange when the separation of ALC from its parent company, Extendicare Inc., pursuant to a distribution of ALC’s Class A and Class B common stock to the holders of Extendicare Inc. subordinate and multiple voting shares, was effected pursuant to a Plan of Arrangement filed with and approved by the Ontario Supreme Court of Justice. Extendicare Inc. was then converted to Extendicare REIT, a Canadian Real Estate Investment Trust.
     Effective March 16, 2009, ALC implemented a one for five reverse stock split of its Class A common stock, par value $0.01 per share (“Class A Common Stock”), and Class B common stock, par value $0.01 per share (“Class B Common Stock”). All share amounts and per share prices in this proxy statement have been adjusted to reflect this reverse stock split.
Proxies
     Properly signed and dated proxies received by ALC’s Secretary prior to or at the annual meeting will be voted as instructed on the proxies or, in the absence of such instruction, FOR the election to the Board of Directors of the persons nominated by the Board and in accordance with the best judgment of the persons named in the proxy on any other matters which may properly come before the annual meeting.
     The Board of Directors has appointed an officer of Computershare Trust Company, Inc., transfer agent for the Class A Common Stock and the Class B Common Stock, to act as an independent inspector at the annual meeting.
Record Date, Class A and Class B Shares Outstanding, and Voting
     Stockholders of record of either Class A or Class B Common Stock at the close of business on the record date, March 20, 2009, are entitled to vote on all matters presented at the annual meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. As of the record date, there were 10,315,573 shares outstanding of Class A Common Stock and 1,560,553 shares outstanding of Class B Common Stock.
     Holders of a majority in total voting power of Class A Common Stock and Class B Common Stock entitled to vote at the annual meeting, voting together without regard to class and represented in person or by proxy, constitute a quorum. Under ALC’s bylaws, if a quorum is present, the election of directors is decided by a plurality of the votes cast. For this purpose, “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors (assuming a quorum is present).
     The independent inspector will count the votes. Abstentions are considered as shares represented and entitled to vote. Broker or nominee “non-votes” on a matter are not considered as shares represented and entitled to vote on that matter, but do count toward the quorum requirement.
     If less than a majority of voting power of either the Class A Common Stock and the Class B Common Stock voting together without regard to class is represented at the annual meeting, the chairman of the meeting or holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the annual meeting from time to time without further notice.
     If your shares are registered in your name, you may vote them by completing and signing the accompanying proxy card and returning it in the enclosed envelope before the annual meeting.
     If your shares are registered in the name of a bank or brokerage firm (“street name”), you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in Broadridge’s program, your voting form will provide instructions.
     Telephone and Internet voting procedures, if available, are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that their instructions have been properly recorded. Stockholders voting via the Internet should understand that there might be costs that they must bear associated with electronic access, such as usage charges from Internet access providers and telephone companies.
     Written ballots will be available from ALC’s Secretary before the annual meeting commences. A stockholder whose shares are held in the name of a bank, broker or other holder of record must obtain a proxy, executed in such stockholder’s favor, from the record holder in order for such stockholder to vote such shares in person at the annual meeting. Stockholders who send in their proxy cards and also attend the annual meeting do not need to vote again unless they wish to revoke their proxies.
     Any stockholder (other than stockholders holding shares in “street name”) giving a proxy may revoke it at any time before it is exercised by delivering notice of such revocation to ALC’s Secretary in open meeting or in writing by filing with ALC’s Secretary either a notice of revocation or a duly executed proxy bearing a later date. Presence at the annual meeting by a stockholder who has returned a proxy does not itself revoke the proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.
ELECTION OF DIRECTORS
Nominees
     The following table shows certain information, including principal occupation and recent business experience, for each of the individuals nominated by the Board of Directors for election at the annual meeting. All of the nominees are presently ALC directors whose current terms expire in 2009 and who have been nominated to serve as directors until the 2010 annual meeting and until their respective successors are elected and qualified.
     If any of the nominees becomes unable or unwilling to serve, then the proxies will have discretionary authority to vote for substitute nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

		Director
Name		Since
Laurie A. Bebo	President and Chief Executive Officer of ALC since 2006. From 1999 to 2006, Ms. Bebo held a variety of management positions with Extendicare Health Services, Inc., including: Vice President Sales & Marketing; Vice President Assisted Living Operations; Area Vice President Wisconsin/Minnesota; and Area Vice President Ohio. From 1995 to 1999, Ms. Bebo was employed by Living Centers of America (Amerra & Mariner Post Acute Network) as Vice President Operations, Vice President Sales & Marketing, and Regional Sales Manager. Ms. Bebo serves as an Executive Board Member of Assisted Living Federation of America and on the Managers’ Board of Newton Falls Fine Paper Company, LLC. She is 38.	2007

Alan Bell	From September 2004 to present, corporate partner of the Canadian law firm Bennett Jones LLP specializing in mergers and acquisitions, private and public financing, and corporate governance. Prior to September 2004, he was a corporate partner in the Canadian law firm Blake, Cassels & Graydon LLP. He is 60.	2006

Jesse C. Brotz	Mr. Brotz has a Bachelor of Science in Economics and Psychology from Brown University. From 1996 to 1998, he was a Senior Research Analyst for The Economics Research Group, Inc. (now Lexecon, Inc.), a Cambridge, Massachusetts consulting firm. Since leaving Lexecon, Mr. Brotz has been building custom furniture and is currently working as a Journeyman Cabinetmaker. Mr. Brotz has been a director of Scotia Investments Limited since 2004 and is currently a member of the Audit and Corporate Governance/Human Resources committees of the board of directors of Scotia Investments Limited. He is 35.	2007

Derek H.L. Buntain	President of The Dundee Merchant Bank, a Cayman Islands private bank offering banking services to international clients, President, Chief Executive Officer of Dundee Offshore Services Ltd. (investment counsel), and Chairman of the Dundee Leeds Group of Companies. Prior to November 10, 2006, Mr. Buntain was a director of Extendicare Inc. Mr. Buntain also serves as a director of the following companies:	2006
	CencoTech Inc., Dundee Precious Metals Inc., Eurogas Corporation, Eurogas International Inc., High Liner Foods Incorporated, and Natunola Health Biosciences Inc. He is 68.

David J. Hennigar	Chairman of the Board of Directors. Prior to November 10, 2006, he was Chairman of Extendicare Inc. Mr. Hennigar also is Chairman of Annapolis Group Inc. (a private holding company in real estate development and environmental collections and remediation), High Liner Foods Incorporated (a public value-added food processing company), and Aquarius Coatings Inc. (a public company in paint manufacturing), as well as Chairman and CEO of Landmark Global Financial Corporation (a public investment and management company). In addition, Mr. Hennigar serves as lead trustee of Crombie Real Estate Investment Trust and as a director of the following public companies: MedX Health Corp., Natunola Health Biosciences Inc., SolutionInc Technologies Limited, and VR Interactive Corporation. He is a director of a number of private companies, including Minas Basin Holdings Limited and Scotia Investments Limited. He is 69.	2006

		Director
Name		Since
Malen S. Ng	Chief Financial Officer of the Workplace Safety and Insurance Board of Ontario from 2003 until her retirement in November 2008. Prior to November 10, 2006, she was a director of Extendicare Inc. From 1975 to 2002, Ms. Ng was employed by Ontario Hydro and its successor, Hydro One Inc. (the largest electricity delivery company in Ontario), where she occupied several executive positions. Ms. Ng is a director of Empire Company Limited (a Canadian company whose key businesses include food retailing and related real estate), Sobeys Inc., and Sunnybrook Health Sciences Centre. She is 57.	2006

Melvin A. Rhinelander	Vice Chair of the Board of Directors. Prior to November 10, 2006, he was the President and Chief Executive Officer of Extendicare Inc. as well as the Chairman and Chief Executive Officer of Extendicare Health Services, Inc., a wholly-owned subsidiary of Extendicare Inc. Following November 10, 2006, Mr. Rhinelander ceased being an employee of Extendicare Inc. and Extendicare Health Services, Inc., but remained on the Board of Directors of Extendicare REIT as Vice Chairman until December 2008 and Chairman thereafter. He also serves as a director of Empire Company Limited (a Canadian company whose key businesses include food retailing and related real estate). Mr. Rhinelander joined the Extendicare group of companies in 1977 and served in a number of senior positions. He was appointed Chief Executive Officer of Extendicare Inc. in August 2000 following his appointment as President in August 1999. He is 59.	2006

Charles H. Roadman II, MD	Retired President and Chief Executive Officer of the American Health Care Association (1999 to 2004) and the former Surgeon General of the U.S. Air Force (1996 to 1999). Prior to November 10, 2006, he was a director of Extendicare Inc. Dr. Roadman serves as a director and advisor on a number of private corporate boards and associations. He is 65.	2006

Michael J. Spector	Retired Chair and Managing Partner, Quarles & Brady LLP, a Milwaukee Wisconsin headquartered law firm with approximately 440 attorneys in six cities. Mr. Spector joined Quarles & Brady in 1966 and served as a member of its Executive Committee from 1976 to 2002, as Chair of the Executive Committee from 1987 to 2002, and as Managing Partner from 1999 to 2002. His practice focused primarily on business counseling and general school law representation, including related litigation and collective bargaining. Mr. Spector is a member of the University of Wisconsin System Board of Regents and Executive Director of the United States Law Firm Group, Inc. He is 69.	2007
     ALC’s bylaws require that any nominations by stockholders of persons for election to the Board of Directors at the annual meeting must have been received by the Secretary by March 16, 2009. As no notice of such other nomination was received, no other nominations for election to the Board of Directors may be made by stockholders at the annual meeting.
Independence
     ALC’s Board of Directors has affirmatively determined that all of ALC’s directors other than Ms. Bebo and Mr. Rhinelander are “independent” as defined in the corporate governance standards of the New York Stock Exchange. Ms. Bebo and Mr. Rhinelander are not considered to be independent because Ms. Bebo is currently ALC’s President and Chief Executive Officer and Mr. Rhinelander was an ALC officer within the last three years.
     The Board considered the relationship of Mr. Bell and the law firm of Bennett Jones LLP to ALC and determined that relationship did not interfere with the exercise of his independent judgment and independence from the management of ALC. ALC has not used the services of Bennett Jones LLP since 2006. The Board considered the relationship of Mr. Spector and the law firm of Quarles & Brady LLP, which provides legal services to ALC, and determined that Mr. Spector’s relationship as a retired partner of that firm does not interfere with the exercise of his independent judgment and independence from the management of ALC.
     The Board also considered the relationship of Mr. Hennigar and Mr. Brotz to ALC through their association with Scotia Investments Limited, which owns the majority of the Class B Common Stock and controls approximately 53% of the voting power of stockholders, as well as the familial relationship between Mr. Hennigar and Mr. Brotz, and determined that neither the association with Scotia Investments Limited or the familial relationship interferes with the exercise by either Mr. Hennigar or Mr. Brotz of his independent judgment and independence from the management of ALC.
Meetings
     ALC’s Board of Directors held five in-person meetings and one telephonic meeting in 2008. Each director attended at least 75% of the meetings of the Board of Directors and committees on which he or she serves. It is ALC’s policy that directors use their best efforts to attend (either in person or by telephone) all Board of Directors, committee, and annual and special stockholders’ meetings. All ALC directors attended the 2008 annual stockholders’ meeting.
     ALC directors have an opportunity to meet in executive session without management at the end of each regularly scheduled Board of Directors meeting. The Chairman presides at executive sessions. ALC’s Board of Directors annually conducts an assessment of its performance and effectiveness.
Committees
     The Board of Directors has three standing committees: an Audit Committee, a Compensation/ Nomination/Governance Committee and an Executive Committee. The committee charters are available on ALC’s website, www.alcco.com. Committee members have an opportunity to meet in executive session without management at the end of each regularly scheduled Committee meeting.
     Audit Committee and Audit Committee Financial Expert. The Audit Committee met four times in 2008. Current members are Ms. Ng (Chair), Mr. Bell, Mr. Brotz, Mr. Buntain and Dr. Roadman. The Board of Directors has determined that each of the members of the Audit Committee is “independent,” as defined in the corporate governance listing standards of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934 relating to audit committees. In considering Mr. Brotz’s “independence” under Rule 10A-3, the Board of Directors noted that Mr. Brotz neither receives compensation for services (other than normal director’s fees) from nor is he a 10% owner of either ALC or Scotia Investments Limited. The Board also has determined that all members of the Audit Committee are financially literate and that Ms. Ng qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.
     The Audit Committee exercises the powers of the Board of Directors in connection with ALC’s accounting and financial reporting practices, and provides a channel of communication between the Board of Directors and ALC’s internal audit function and independent registered public accountants. The Audit Committee annually reviews its charter and performs an evaluation of its performance and effectiveness.
     Compensation/Nomination/Governance Committee. The Compensation/Nomination/Governance Committee held three in-person meetings and one telephonic meeting in 2008. Current members are Mr. Buntain (Chair), Mr. Bell and Mr. Spector. The Committee recommends nominees for ALC’s Board of Directors and reviews qualifications, compensation and benefits for the Board of Directors and other matters relating to the Board. The Committee also establishes compensation for the officers of ALC, administers ALC’s benefit plans for officers and employees, reviews and recommends officer selection, responds to SEC requirements on

Compensation Committee reports, and performs other functions relating to officer succession and compensation. The Committee annually reviews its charter and performs an evaluation of its performance and effectiveness.
     The Compensation/Nomination/Governance Committee has full authority to consider and determine executive compensation and to evaluate and to make recommendations to the full Board with respect to the appropriate level of director compensation. The Committee may form subcommittees for any purpose and may delegate to such subcommittees such power and authority as the Committee deems appropriate, provided that each subcommittee has at least two members and that no subcommittee is granted any power or authority that by law is required to be exercised by the Committee as a whole. As of the date of this proxy statement, the Committee had not formed subcommittees. The chair of the Committee confers with the Board chair and vice chair with regard to executive compensation matters. In addition, the Chief Executive Officer makes recommendations to the chair of the Committee from time to time regarding executive compensation.
     The Board of Directors has delegated the identification, recruitment and screening of director candidates for stockholder election to the Compensation/Nomination/Governance Committee. In identifying and evaluating nominees for director, the Committee seeks to ensure that the Board of Directors possesses, in the aggregate, the strategic, managerial, and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board of Directors is composed of directors who have broad and diverse backgrounds and possess knowledge in areas that are of importance to ALC. The Committee evaluates each candidate on a case-by-case basis, regardless of who recommended the candidate, based on the director expectations and qualifications set forth in ALC’s Corporate Governance Guidelines which are available on ALC’s web site at: www.alcco.com.
     In looking at the qualifications of each candidate to determine if his or her election would further the goals described above, the Committee assesses a candidate’s independence, as well as the candidate’s background and experience and the current Board’s composition. ALC endeavors to have a Board representing diverse experience at policy-making levels in areas that are relevant to ALC’s business. With respect to incumbent directors selected for reelection, the Committee also assesses the director’s contributions, attendance record, and the suitability of continued service. In addition, individual directors and any person nominated to serve as a director must possess the following minimum qualifications and devote an adequate amount of time to the effective performance of director duties:
     (i) Integrity. — Directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on their decisions.
     (ii) Informed Judgment. — Directors should take care that they are fully informed and that they act at all times in a prudent, timely and reasonable manner.
     (iii) Financial Literacy. — Directors should be financially literate. They should know how to read a balance sheet, income statement and cash flow statement and understand the use of financial ratios and other indices for evaluating ALC’s performance.
     (iv) Cooperative Approach. — Directors should approach each other assertively, responsibly and supportively and raise difficult questions in a manner that encourages open discussion.
     (v) Record of Achievement. — Directors should have a record of attainment that reflects high standards for themselves and others and should have background and experience that adds value to the skill set of the Board as a whole.
     (vi) Loyalty. — Directors must not have any undisclosed conflicts of interest with ALC and must act in good faith and consistent with their duties of due care, loyalty, and candor.
     (vii) Independent Oversight. — Directors must act at all times with the cooperative independence of thought and action and with the leadership skills needed to fulfill their oversight responsibilities.

     The Committee assesses the performance of each director whose term is expiring to determine whether he or she should be nominated for re-election. The Committee may retain resources including director search firms to assist in the identification, recruitment and screening of director candidates. The Committee will consider persons recommended by stockholders to become nominees for election as directors. Stockholders should send their written recommendations for director nominees to the Committee in care of the Secretary of ALC, together with appropriate biographical information concerning each proposed nominee.
     ALC’s bylaws set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of the intent to make such a nomination to the Secretary of ALC in advance of the meeting in compliance with the terms and within the time period specified in ALC’s bylaws. Pursuant to these requirements, a stockholder must give a written notice of intent to the Secretary of ALC not less than 50 days or more than 75 days prior to the first annual anniversary of the immediately preceding annual meeting. Accordingly, to bring a nomination before the 2010 Annual Meeting, the nomination must be received by the Secretary between February 14, 2010, and March 11, 2010.
     Executive Committee. The Executive Committee held two telephonic meetings in 2008. Current members are Mr. Hennigar (Chair), Mr. Rhinelander, Mr. Buntain and Mr. Spector. The Executive Committee may exercise the full authority of the Board of Directors in the management of the business affairs of ALC to the extent permitted by law or not otherwise limited by the Board of Directors.
Governance Documents
     ALC’s Code of Business Conduct; Code of Ethics for CEO and Senior Financial Officers; Corporate Governance Guidelines; and Audit Committee, Compensation/Nomination/Governance Committee, and Executive Committee charters are available on ALC’s web site at: www.alcco.com. These documents are also available in print upon written request to the Secretary, Assisted Living Concepts, Inc., W140 N8981 Lilly Road, Menomonee Falls, Wisconsin 53051.
Communications
     Stockholders and other interested parties may communicate with the Board of Directors (or a specific director) by writing to: Board of Directors, c/o Secretary, Assisted Living Concepts, Inc., W140 N8981 Lilly Road, Menomonee Falls, Wisconsin 53051. The Secretary will ensure that these communications (assuming they are properly marked to the Board of Directors or to a specific director) are delivered to the Board of Directors or the specified director, as the case may be.
Director Compensation
     The following table sets forth information regarding compensation paid by ALC to our non-employee directors during 2008. The “Stock Awards”, “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” columns of the table have been deleted from the table because there were no stock awards, non-equity incentive plan compensation, pension values, or deferred compensation earnings for directors during 2008. Ms. Bebo receives no additional compensation for her service as a director.

Director Compensation for Fiscal 2008

	Fees Earned or Paid	Option	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)
Alan Bell	35,500	12,354	*	47,854
Jesse C. Brotz	30,500	12,354	*	42,854
Derek H.L. Buntain	46,000	12,354	*	58,354
David J. Hennigar	96,000	12,354	*	108,354
Malen S. Ng	45,500	12,354	*	57,854
Melvin A. Rhinelander	61,000	12,354	*	73,354
Charles H. Roadman II, MD	27,500	12,354	*	39,854
Michael J. Spector	35,500	12,354	*	47,854

*	Perquisites were less than the disclosure threshold of $10,000 in the aggregate.
Notes
(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to 2008 in accordance with FAS 123R of 4,000 tandem stock options/stock appreciation rights approved on May 5, 2008, with a grant date of May 7, 2008, to each non-employee director with an exercise price of $32.10 which become exercisable in annual one third increments beginning May 5, 2009, and expire five years from the grant date and all of which were outstanding as of the end of 2008. The Black-Scholes option value model was used to estimate the grant date fair value of the tandem stock option/stock appreciation rights. The following assumptions were used in this calculation: (i) a risk free rate of 3.15% equal to the five year U.S. Treasury yield in effect on the grant date; (ii) an expected life of five years based on the expected exercise behavior of option holders: (iii) expected volatility of 45.8% based on the volatility of ALC’s Class A common stock since the stock began trading on November 10, 2006; (iv) no dividend yield; and (v) forfeitures rate estimated at 0 percent. This calculation results in a fair value of the tandem stock option/stock appreciation rights at the date of grant of $14.15 per share.
     Directors who are not employees of ALC are paid an annual retainer of $15,000 per year, a fee of $1,500 for each Board and committee meeting they attend, and $500 for each telephonic Board or committee meeting they attend. In addition, the annual retainer for the Board chairman is $50,000 and the annual retainer for the vice chairman is $25,000. The annual retainer for the chair of the Audit Committee is an additional $15,000 and the annual retainer for the other committee chairs is an additional $10,000. On May 5, 2008, grants were approved to each non-employee director of 4,000 tandem stock options/stock appreciation rights that become exercisable in annual one third increments beginning May 5, 2009, and which have an exercise price of $32.10, the closing price of our Class A Common Stock on the New York Stock Exchange on May 7, 2008, the second business day following release of quarterly financial results. Non-employee directors may receive yearly grants of additional stock-based awards, as determined by the full Board of Directors, and are reimbursed for expenses incurred in connection with attending Board and committee meetings.
STOCK OWNERSHIP OF MANAGEMENT AND OTHERS
     The following table lists beneficial ownership of Class A Common Stock and Class B Common Stock by: any person known to ALC to own beneficially more than 5% of either class; each nominee for director; each of our directors; our principal executive officer, principal financial officer, and each of our other executive officers (collectively, the “named executive officers”); and all of our executive officers and directors as a group. Except as otherwise indicated below, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person. The rules of the Securities and Exchange Commission consider a person to be the “beneficial owner” of any securities over which the person has or shares voting power or investment power, or any securities as to which the person has the right to acquire, within 60 days, such sole or shared power. The number of shares set forth for directors, director nominees, and named executive officers are reported as of March 20, 2009. Amounts for 5% stockholders are as of the date such stockholders reported such holdings in filings under the Securities Exchange Act of 1934 unless more recent information was provided prior to the printing of this proxy statement.

	Number of				Assuming Full		Percentage of		Percent of
	Shares Owned				Conversion(1)		Issued Shares		Total Votes
Name of									No	If Fully
Beneficial Owner	Class A		Class B		Class A		Class A	Class B	Conversion	Converted(1)
5% Beneficial Holders:
Morgan Stanley, 1585 Broadway, New York, NY 10036 and Morgan Stanley Investment Management Inc., 522 Fifth Avenue, New York, NY 10036 (2)	3,347,986		—		3,347,986		32.5%	—	12.9%	27.9%
Advisory Research, Inc., 180 North Stetson St., Suite 5500, Chicago, IL 60601(3)	1,734,250		—		1,734,250		16.8%	—	6.7%	14.5%
Scotia Investments Limited, 3 Bedford Hills Rd, Bedford, Nova Scotia, Canada B4A 1J5(4)	172,658		1,361,000		1,635,733		1.7%	87.2%	53.2%	13.6%
Robert S. Pitts, Jr., Steadfast Capital Management LP, Steadfast GP LLC, Steadfast Advisory LP, Steadfast GP Holdings LLC, Steadfast Capital, L.P., American Steadfast, L.P. & Steadfast International Ltd., 767 Fifth Avenue, 6th Floor, New York, NY 10153(5)	707,058		—		707,058		6.9%	—	2.7%	5.9%
Bandera Partners LLC, Gregory Bylinsky, Jefferson Gramm & William Gramm, 26 Broadway, Suite 1607, New York, NY 10004(6)	686,231		—		686,231		6.7%	—	2.6%	5.7%
Directors, Director Nominees and Named Executive Officers:
Laurie A. Bebo	18,653		—		18,653		*	*	*	*
Alan Bell	2,334	(7)	—		2,334		*	*	*	*
Jesse C. Brotz (4)	2,734	(7)	1,000		3,809		*	*	*	*
Derek H.L. Buntain	24,514	(7)	40		24,557		*	*	*	*
David J. Hennigar (4)	1,334	(7)	3,080	(8)	4,645		*	*	*	*
Malen S. Ng	2,032	(7)	—		2,032		*	*	*	*
Melvin A. Rhinelander	3,764	(9)	—		3,764		*	*	*	*
Charles H. Roadman II, MD	1,867	(7)	—		1,867		*	*	*	*
Michael J. Spector	1,934	(7)			1,934
John Buono	4,000	(10)	—		4,000		*	*	*	*
Eric B. Fonstad	400		—		400		*	*	*	*
Walter A. Levonowich	400		—		400		*	*	*	*
All directors & executive officers as a group (12 persons)	63,966		4,120		68,395	(11)	*	*	*	*

*	Less than 1.0%. No shares have been pledged as security by directors, nominees or executive officers except as noted below.

Notes

(1)	Each Class B share may be converted into 1.075 Class A shares at the option of the holder. These columns assume that all of the outstanding Class B shares were converted into Class A shares such that a single class of common stock remained outstanding.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission by Morgan Stanley and Morgan Stanley Investment Management, Inc. The Schedule 13G states that Morgan Stanley has sole voting power with respect to 1,186,645 Class A shares and sole dispositive power with respect to 1,854,700 Class A shares and that Morgan Stanley Investment Management, Inc. has sole voting power with respect to 961,602 Class A shares and sole dispositive power with respect to 1,493,286 Class A shares. The Schedule 13G also states that Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission by Advisory Research, Inc.

(4)	Scotia Investments Limited holds directly 57,848 Class A shares. The remaining 114,810 Class A shares and all of the Class B shares shown as owned by Scotia Investments Limited in the table are held indirectly through subsidiaries. Substantially all of the outstanding voting shares of Scotia Investments Limited are held directly or indirectly by more than 50 members of the family of the late R.A. Jodrey, including former spouses and beneficiaries of deceased family members. David J. Hennigar, chairman of ALC’s Board of Directors, and Jesse C. Brotz, an ALC director, are each a member of the Jodrey family and each is one of twelve directors of Scotia Investments Limited, none of whom individually has the power to vote or dispose of the shares held directly or indirectly by Scotia Investments Limited. Matters relating to the voting and disposition of shares held by Scotia Investments Limited are determined exclusively by its board of directors. Mr. Hennigar and Mr. Brotz each disclaim beneficial ownership of the shares held directly or indirectly by Scotia Investments Limited.

(5)	Based on a Schedule 13G filed with the Securities and Exchange Commission by Robert S. Pitts, Jr., Steadfast Capital Management LP, Steadfast GP LLC, Steadfast Advisors LP, Steadfast GP Holdings LLC, Steadfast Capital, L.P., American Steadfast, L.P. and Steadfast International Ltd. The Schedule 13G states that by Robert S. Pitts, Jr., Steadfast Capital Management LP, Steadfast GP LLC, Steadfast Advisors LP, Steadfast GP Holdings LLC, Steadfast Capital, L.P., American Steadfast, L.P. and Steadfast International Ltd. have shared voting and dispositive power over 707,058 Class A shares 613,558 Class A shares, 613,558 Class A shares, 93,500 Class A shares, 93,500 Class A shares, 93,500 Class A shares, 194,355 Class A shares, and 419,203 Class A shares, respectively.

(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission by Bandera Partners LLC, Gregory Bylinsky, Jefferson Gramm and William Gramm. The Schedule 13G states that Bandera Partners LLC has sole voting and dispositive power and Gregory Bylinsky and Jefferson Gramm have shared voting and dispositive power over 686,231 Class A shares.

(7)	Includes 1,334 Class A shares the director will have a right to acquire through the exercise of options which become exercisable within sixty days.

(8)	Owned indirectly through the Bank of Nova Scotia and pledged as collateral for a bank line of credit.

(9)	Includes 1,334 Class A shares Mr. Rhinelander will have a right to acquire through the exercise of options which become exercisable within sixty days, 1,000 Class A shares held jointly with his spouse, and 1,430 Class A shares held as custodian for Mr. Rhinelander’s minor children.

(10)	Includes 3,000 shares held jointly with Mr. Buono’s spouse, who is a partner in the law firm of Quarles & Brady LLP.

(11)	Includes 10,672 Class A shares non-employee directors will have a right to acquire through the exercise of options which become exercisable within sixty days.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview of Compensation Programs
     The compensation programs for executive officers consists principally of annual base salaries, an annual performance-based bonus program, equity-based compensation awards, a defined contribution retirement program, a time-vesting deferred compensation plan, and employment agreements.

     The Compensation/Nomination/Governance Committee of the Board of Directors is responsible for establishing, implementing and monitoring adherence to ALC’s compensation philosophy. The Committee oversees ALC’s compensation plans and practices, including its executive officer compensation plans and practices and its incentive compensation and equity-based plans.
     The Committee feels that base salary levels should be restrained with above average opportunities for incentive compensation as ALC’s strategic goals are met. Accordingly, the Committee has focused on developing short- and long-term incentive compensation programs that reward the accomplishment of ALC’s strategic objectives.
Compensation Philosophy and Objectives
     The Committee believes that ALC’s compensation programs should reward the achievement of specific annual and long-term strategic goals and that they should be designed to align executives’ interests with the interests of stockholders by rewarding performance above established goals, with the ultimate objective of increasing stockholder value. The Committee evaluates both performance and compensation to ensure that ALC has the ability to attract and retain superior employees and that compensation levels remain competitive. It is the policy of the Committee to include provisions in performance-based compensation awards that provide for the recovery or repayment of awards if the relevant performance measure is restated or otherwise adjusted in a manner that would reduce the size of the award.
     Role of Management in Compensation Decisions The Committee makes decisions regarding compensation for ALC’s executive officers. The Committee considers recommendations from the Chief Executive Officer on annual base salaries, annual performance-based compensation, and equity-based compensation awards to executive officers (other than the Chief Executive Officer). The Committee can exercise its discretion in modifying any recommended compensation or awards to executive officers.
     Benchmarking In connection with its review of ALC’s executive compensation programs in 2009, the Committee reviewed the compensation practices of selected companies as disclosed in their proxy statements. The Committee requested that management prepare comparisons of compensation practices of five peer companies (Brookdale Senior Living, Inc., Capital Senior Living Corporation, Emeritus Corporation, Five Star Quality Care, Inc. and Sunrise Senior Living, Inc.) and one Wisconsin-based public company in a related industry and with a similar-sized market capitalization (The Marcus Corporation).
     Equity Ownership Guidelines The Board has not established equity ownership guidelines for ALC’s management.
     Equity-Based Compensation Grant Policy It is the policy of the Board that no director or member of ALC’s management shall backdate any equity award or manipulate the timing of any equity award or of the public release of material information with the intent of benefiting a grantee under an equity-based award. The Compensation/Nomination/Governance Committee has adopted written equity-based compensation grant policies and procedures.
     The Committee expects to consider equity-based compensation grants to ALC employees annually under the terms of the 2006 Omnibus Incentive Compensation Plan. In addition to consideration of annual grants, the Committee recognizes that situations may arise during the course of the year that warrant equity-based compensation grants (off-cycle grants), including situations where ALC is seeking to hire new senior level employees or recognize employees for certain achievements.

     Annual grants are considered by the Committee during the first quarter of each year. The grant date is the date of the meeting unless such date is before or within one business day following the date of ALC’s public release of financial results for the previous fiscal year in which case the grant date is the second business day following such release of financial results.
     Off-cycle grants are granted as of the fifth business day of June, September or December, whichever next follows the date the grant is approved, provided that the grant date of any off-cycle grants made on or after the fifth business day in December but before the Board’s first quarter meeting shall be determined as if approved on the date of such meeting. The vesting schedule of an off-cycle grant award can relate to the date of the commitment to make the grant (e.g., the date of hire or promotion) instead of the grant date.
2008 Compensation
     Base Salary. ALC provides executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for executive officers are determined for each executive based on his or her position and responsibility. Base salary ranges are designed so that salary opportunities for a given position will be between 80% and 125% of the midpoint of the base salary established for each salary range.
     During its review of base salaries for executives, the Committee primarily considers the executive’s compensation, both individually and relative to other officers, and individual performance of the executive.
     Salary levels are typically considered annually as part of ALC’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to salaries of executives are based on the Committee’s assessment of the individual’s performance.
     Cash Incentive Compensation. ALC’s Cash Incentive Compensation Program is an annual cash award program for ALC senior corporate and divisional management members based on annual operating results. For 2008, awards for senior corporate management members were conditioned on ALC as a whole achieving budgeted net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, transaction costs, non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets, loss on refinancing and retirement of debt, and rent expenses incurred for leased assisted living properties (“adjusted EBITDAR”) targets while awards for divisional management members were based on achievement of a combination of corporate and divisional adjusted EBITDAR targets. Adjusted EBITDAR is reported in ALC’s publicly disclosed financial information and was selected as a performance measure for this program because it indicates earnings at residences. Targets ranged from 30% to 75% of base salary for the named executive officers. An additional incentive (stretch targets) of up to 10% of base salary could have been awarded for exceeding budgeted adjusted EBITDAR targets. Achievement of 90% of the performance targets entitled participants to awards equal to 90% of target amounts.
     The Cash Incentive Compensation Program gives ALC the ability to design cash incentives to promote high performance and achieve corporate goals, encourage growth of stockholder value, and allow managers to share in ALC’s growth and profitability. For 2008, fifteen employees (including the officers included in the Summary Compensation Table) were eligible to receive awards under this performance-based incentive compensation program.
     During the first quarter of each year, the Committee determines whether target levels for the previous year were achieved and sets target levels for corporate and divisional financial objectives and base salary percentages for the current year. For 2008, the performance targets for executive officers under the Cash Incentive Compensation Program were $76.9 million of adjusted EBITDAR and an adjusted EBITDAR margin percentage (defined as total revenues divided by adjusted EBITDAR) of 29.6% on a same residence basis. The

Committee has determined that the performance targets under the 2008 Cash Incentive Compensation Program were not achieved. The Committee has discretion to reduce but not to increase any awards under the Cash Incentive Compensation Program whenever the Committee determines that particular circumstances so warrant. The Committee also has discretion to grant additional bonuses that do not qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.
     Long-term Incentive Compensation The Committee believes that long-term incentive compensation programs are important elements of an overall compensation package because they encourage participants to focus on long-term ALC performance. Equity-based long-term incentive compensation programs also can increase the stake of executives in ALC and further align the interests of executives with the interests of stockholders.
     On March 29, 2008, the Committee granted tandem options and stock appreciation rights to senior ALC managers, including the officers named in the summary compensation table, that were to become exercisable beginning in 2009 if specific performance goals related to increasing private pay occupancy were attained in 2008. The number of tandem options and stock appreciation rights granted to each of the officers named in the summary compensation table was determined by the Committee based on each individual’s role in achieving the performance targets and the relative retention value of the grants as recommended by the Chair of the Committee. The performance targets for the 2008 equity-based compensation awards were to increase private pay occupancy on a same residence basis to 6,000 residents as measured by average private pay occupancy for the month of December 2008. Ten percent of the grants would have become exercisable if average private pay occupancy for December 2008 was at least 5,700 and the maximum number of the grants would have become exercisable if average private pay occupancy for December 2008 reached 6,400. The Committee has determined that the private pay increase goals for 2008 were not achieved. Accordingly, all tandem options and stock appreciation rights awarded to ALC employees in 2008 expired without becoming exercisable.
     The Committee will continue to discuss the design of long-term incentive compensation programs and expects that future awards will include multi-year programs tied to ALC’s long-term strategic objectives as those objectives are further refined.
     Discretionary Bonus Compensation. As noted above, the Committee determined that the performance targets under the 2008 Cash Incentive Compensation Program were not achieved. While the Committee has discretion to grant additional bonuses, the Committee elected not to award discretionary bonuses for 2008 to any of the executives named in the summary compensation table. The Committee awarded discretionary bonuses ranging from $5,000 to $25,000 to four other participants in the 2008 Cash Incentive Compensation Program in recognition of their significant contributions to ALC’s business during 2008.
     Retirement and Deferred Compensation Benefits. ALC maintains an Executive Retirement Program and a Deferred Compensation Plan for the named executive officers and certain other key employees. ALC also provides a 401(k) plan to which ALC contributes 25% on a matching basis of employee contributions up to the first 6% of the employees’ pretax contributions. For highly compensated employees (as defined in the 401(k) plan), the match is limited to 4% of up to $225,000 of annual earnings. ALC matching contributions vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. ALC provides the 401(k) plan, the Executive Retirement Program and the Deferred Salary and Deferred Compensation Plans because it believes that these programs help attract and retain key employees.
     Under the Executive Retirement Program, ALC makes a book entry to an account each month equal to 10% of the participant’s base monthly salary. Participants are not allowed to make contributions to the Executive Retirement Program. Accounts are credited with deemed earnings as if it were invested in investment funds designated by the participant from a list of funds determined by the plan administrator. Participants’ interests in the accounts vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. A participant’s interest in an account also vests upon the death or disability of the participant. Withdrawals or distributions are not allowed while the executive remains an ALC employee. Following a participant’s separation from ALC for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death are not started until at least six months after separation.
     ALC also offers a Deferred Compensation Plan which allows designated key employees to elect annually to defer up to 10% of their base salaries. Compensation deferred is retained by ALC and credited to participants’ deferral accounts. ALC credits participants’ accounts with matching contributions equal to 50% of participants’ elective deferrals. Participants are fully vested in their deferral accounts as to amounts they elect to defer. Participants’ interests in amounts ALC credits to their accounts as matching contributions vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. The deferral and matching accounts are credited with interest at the prime rate. During employment, amounts are payable from an executive’s account only in the case of financial hardship due to unforeseen emergency. Following a participant’s separation from ALC for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death are not started until at least six months after separation.
     Perquisites and Other Personal Benefits. ALC provides the named executive officers with perquisites and other personal benefits that ALC and the Compensation/Nomination/Governance Committee believe are reasonable and consistent with the overall compensation program to allow ALC to attract and retain key employees. The Committee periodically reviews the levels of perquisites and other personal benefits of the named executive officers and currently feels that perquisites and other personal benefits for ALC executives should be limited. Accordingly, ALC executives are not given perquisites or other personal benefits that are not made available to ALC employees generally except for the rental of an automobile in the case of the Chief Executive Officer, a monthly automobile allowance in the case of other executives, and long-term care and supplemental long-term disability insurance for certain of the executives. Premiums attributable to the insurance programs are grossed-up so that executives realize no net taxable income as a result of the provision of these policies.
     Employment Agreements. In connection with ALC becoming an independent, publicly traded company in 2006, ALC entered into employment agreements with certain key employees, including the named executive officers. The agreements were modified in 2008. Termination benefits under the agreements are triggered if ALC terminates an agreement without cause or if a covered employee terminates his or her employment after the employee’s work location is shifted more than 50 miles or if the employee’s base salary is reduced by 5% or more (or, in the case of Ms. Bebo and Mr. Buono, if the employee’s duties and responsibilities are materially diminished), in each instance, if the employee notifies ALC in writing within 30 days of the change that he or she objects to the change and ALC does not rescind the change within 30 days of receiving the employee’s notice. These trigger events were chosen to help retain these key employees and to assure key employees that they could apply their full attention to ALC’s business. The employment agreements were designed to promote stability and continuity of senior management.
     Termination benefits under the employment agreements include: (i) any earned but unpaid salary; (ii) one year base salary (two years in the case of Ms. Bebo); (iii) 150% of target bonus (225% of base salary in the case of Ms. Bebo); (iv) one year auto allowance (two years of auto lease payments in the case of Ms. Bebo); (v) one year (two years in the case of Ms. Bebo) company contributions to deferred compensation plans; and (vi) up to one year (eighteen months in the case of Ms. Bebo) COBRA premiums. Except for any earned but unpaid salary at the time of termination, benefits under the employment agreements would be paid out monthly over a one-year

(two-year in the case of Ms. Bebo) period. Information regarding potential payments under the agreements for the named executive officers is provided under the heading “Employment Contracts and Termination of Employment and Change-in Control Agreements.” Payment of termination benefits is contingent on the employee executing a release and complying with non-disclosure, non-competition and non-solicitation covenants for a period of two years following termination of employment.
     Section 162(m) Limitations. Section 162(m) of the Internal Revenue Code limits the tax deductibility of certain executive officers’ compensation that exceeds $1 million per year unless certain requirements are met. The Compensation/Nomination/Governance Committee intends to qualify a sufficient amount of compensation to its executive officers so that Section 162(m) of the Code will not adversely impact ALC.
Summary Compensation Table for Fiscal 2008
     The following table sets forth certain information regarding compensation paid by ALC to the named executive officers, and one additional officer who is a key employee but not an executive officer, for services rendered in all capacities to ALC at any time during 2006, 2007 and 2008. The Board of Directors determined that the executive officers at the end of 2008 were Ms. Bebo, Mr. Buono, Mr. Fonstad and Mr. Levonowich.
Summary Compensation Table

							Change in Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred	All Other
						Compen-	Compensation	Compen-
Name and Principal			Salary	Bonus	Option Awards	sation	Earnings	sation	Total
Position	Year		($)	($)	($)(1)	($)	($)(2)	($)(3)	($)
Laurie A. Bebo	2008		410,000	0	0	—	0	77,289	487,289
President & Chief Executive	2007		400,000	130,000	0	—	3,172	85,481	618,653
Officer	2006		357,019	270,000	—	—	2,683	91,013	720,715
John Buono	2008		250,000	0	0	—	0	58,473	308,473
Senior Vice President, Chief	2007		240,000	60,000	0	—	131	53,027	353,158
Financial Officer & Treasurer	2006	(4)	50,000	16,200	—	—	—	5,000	71,200
Eric B. Fonstad	2008		156,250	0	0	—	55	37,930	194,235
Senior Vice President, General	2007		150,000	15,000	0	—	789	36,633	202,422
Counsel & Secretary	2006	(4)	26,154	7,875	—	—	—	2,500	36,529
Walter A. Levonowich	2008		157,230	0	0	—	0	39,255	196,485
Vice President & Controller	2007		153,375	30,000	0	—	9,027	38,676	231,078
	2006		148,408	40,298	—	—	7,617	37,537	233,860
Terrance Usher(5)	2008		189,625	0	0	—	0	48,293	237,918
Divisional Vice President,	2007		185,000	25,000	0	—	12,574	47,622	270,196
Midwest Atlantic Division	2006		185,000	74,925	—	—	12,899	47,567	320,391

Notes

(1)	Tandem stock options/stock appreciation rights granted in 2007 and 2008 were forfeited because performance-based vesting conditions were not achieved.

(2)	Represents above market earnings on deferred compensation benefit and defined contribution retirement benefit accounts.

(3)	The “All Other Compensation” column includes the following dollar amounts of perquisites and other benefits for 2008:

		ALC	ALC		Long-Term Care
		Contributions	Contributions		& Supplemental
	Car	to Executive	to Deferred	ALC	Long-Term	Tax Gross
	Rental/	Retirement	Compensation	Contributions	Disability	Up on
Name	Allowance	Program	Plan	to 401(k) Plan	Insurance	Insurance	Total
Laurie A. Bebo	9,000	41,000	20,500	2,300	1,626	2,863	77,289
John Buono	7,800	25,000	12,500	2,300	4,026	6,847	58,473
Eric B. Fonstad	7,800	15,625	7,500	966	2,352	3,687	37,930
Walter A. Levonowich	7,800	15,806	7,903	1,581	2,401	3,764	39,255
Terrance Usher	9,600	18,963	9,279	2,147	3,075	5,229	48,293

(4)	Mr. Buono and Mr. Fonstad joined ALC in October 2006.

(5)	Mr. Usher is one of four Divisional Vice Presidents and one of our key employees.
     No cash bonuses were awarded for 2008 to the executives named in the Summary Compensation Table.
     As noted above, the Board has determined that ALC has four executive officers. Information regarding Mr. Usher’s compensation is included in the table and the following sections of compensation in order to provide stockholders with additional information about ALC’s compensation practices for significant employees.
2008 Grants of Plan-Based Awards
     The following table provides information regarding awards during 2008 under ALC’s annual cash incentive compensation program (“ACI”) and long-term incentive compensation program (“LTI”) to the individuals named in the summary compensation table.

			Type of								Grant
			Award:								Date
			Annual	Estimated Possible Future			Estimated Possible Future			Exercise	Fair
			Cash	Payouts			Payouts			or Base	Value of
			Incentive	Under Non-Equity			Under Equity			Price of	Stock
			or Long-	Incentive Plan Awards			Incentive Plan Awards			Option	and
	Approval	Grant	Term	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards	Option
Name	Date	Date	Incentive	$	$	$	#	#	#	($/Sh)	Awards
Laurie A. Bebo	March 29, 2008	March 31, 2008	ACI LTI	278,100	309,000	339,900	1,600	16,000	20,000	29.45	$258,000
John Buono	March 29, 2008	March 31, 2008	ACI LTI	113,400	126,000	138,600	800	8,000	10,000	29.45	$129,000
Eric B. Fonstad	March 29, 2008	March 31, 2008	ACI LTI	49,613	55,125	60,638	400	4,000	5,000	29.45	$64,500
Walter A. Levonowich	March 29, 2008	March 31, 2008	ACI LTI	42,883	47,648	52,413	400	4,000	5,000	29.45	$64,500
Terrance Usher	March 29, 2008	March 31, 2008	ACI LTI	85,748	95,276	104,803	600	6,000	7,500	29.45	$96,750

     As discussed in the Compensation Discussion and Analysis, none of the estimated possible future payouts listed in this table were or will be paid. No amounts were earned in 2008 under the 2008 Cash Incentive Compensation Program because the adjusted EBITDAR and adjusted EBITDAR margin performance targets were not achieved. None of the tandem stock option/stock appreciation rights awards made in 2008 under the 2008 Long-Term Incentive Program became exercisable because the private pay occupancy target was not achieved in 2008.
     The Black-Scholes option value model was used to estimate the grant date fair value of the tandem stock option/stock appreciation rights approved on March 29, 2008, with a grant date of March 31, 2008, the first trading date after the grants were approved. The following assumptions were used in this calculation: (i) a risk free rate of 2.50% equal to the five year U.S. Treasury yield in effect on the grant date; (ii) an expected life of five years based on the expected exercise behavior of option holders: (iii) expected volatility of 46.9% based on the volatility of ALC’s Class A common stock since the stock began trading on November 10, 2006; (iv) no dividend yield; and (v) forfeitures rate estimated at 0 percent. This calculation results in a fair value of the tandem stock option/stock appreciation rights at the date of grant of $12.90 per share.
Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested in 2008
     The following table provides information about equity awards that were outstanding at fiscal year-end. As discussed in the Compensation Discussion and Analysis, the Compensation/Nomination/Governance Committee has determined that the performance targets for these awards were not achieved and, consequently, the awards expired without becoming exercisable. There were no option exercises or stock vesting for any of the named executive officers during 2008.
Outstanding Equity Awards at Fiscal Year-end

	Number of	Number of	Equity Incentive Plan
	Securities	Securities	Awards: Number of
	Underlying	Underlying	Securities Underlying		Option
	Unexercised	Unexercised	Unexercised Unearned		Exercise	Option
	Options	Options	Options (#)		Price	Expiration
Name	(#) Exercisable	(#) Unexercisable	Threshold	Maximum	($)	Date
Laurie A. Bebo	0	0	1,600	20,000	29.45	(1)
John Buono	0	0	800	10,000	29.45	(1)
Eric B. Fonstad	0	0	400	5,000	29.45	(1)
Walter A. Levonowich	0	0	400	5,000	29.45	(1)
Terrance Usher	0	0	600	7,500	29.45	(1)

Notes

(1)	All tandem stock options/stock appreciation rights reported in this table were approved on March 29, 2008, with a March 31, 2008, grant date and would have expired on March 29, 2013 if they had become exercisable. All tandem stock options/stock appreciation rights expired on February 22, 2009 in accordance with their terms, without becoming exercisable, when the Compensation/Nomination/Governance Committee determined that the applicable performance targets with respect to the awards were not achieved.
Nonqualified Defined Contribution Plans
     The following table provides information regarding ALC’s defined-contribution retirement plans. ALC does not maintain defined-benefit plans.

2008 Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Balance
		in Last FY	in Last FY(1)	in Last FY(2)	Distributions	at Last FYE(3)
Name	Plan	($)	($)	($)	($)	($)
Laurie A. Bebo	Executive Retirement	—	41,000	6,547	—	256,482
	Deferred Compensation	41,000	20,500	11,881	—	274,496
John Buono	Executive Retirement	—	25,000	(16,111)	—	33,508
	Deferred Compensation	25,000	12,500	3,198	—	85,864
Eric B. Fonstad	Executive Retirement	—	15,625	714	—	34,331
	Deferred Compensation	15,000	7,500	1,941	—	47,817
Walter A. Levonowich	Executive Retirement	—	15,806	(17,492)	—	31,903
	Deferred Compensation	15,806	7,903	23,492	—	487,045
Terrance Usher	Executive Retirement	—	18,963	(80,372)	—	156,509
	Deferred Compensation	18,558	9,279	17,236	—	354,532

Notes

(1)	Amounts in the Registrant Contributions in Last FY column are included in the All Other Compensation column of the Summary Compensation Table for 2008.

(2)	None of the amounts listed in the Aggregate Earnings in Last FY column are considered to be above market earnings except for $55 for Mr. Fonstad which is included in the Change in Pension Value and Deferred Compensation Earnings column of the Summary Compensation Table for 2008.

(3)	The following amounts in the Aggregate Balance at Last FYE column were previously reported in the Summary Compensation Table for previous years: Ms. Bebo, $208,935 Executive Retirement and $201,115 Deferred Compensation; Mr. Buono, $24,619 Executive Retirement and $45,166 Deferred Compensation; Mr. Fonstad, $17,992 Executive Retirement and $23,375 Deferred Compensation; Mr. Levonowich, $33,589 Executive Retirement and $439,844 Deferred Compensation; and Mr. Usher, $217,918 Executive Retirement and $309,459 Deferred Compensation.
     ALC’s defined contribution retirement plan for executives, the Executive Retirement Program, provides for a book entry to an account each month equal to 10% of the participant’s base monthly salary. Executives are not allowed to make contributions to the Executive Retirement Program. Accounts are credited with deemed earnings as if it were invested in investment funds designated by the participant from a list of funds determined by the plan administrator. Participants may prospectively elect to reallocate their accounts among investment funds at times established by the plan administrator, which shall be no less frequently than quarterly. Participants’ interests in the accounts vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. A participant’s interest in an account also vests upon the death or disability of the participant. The individuals listed in the summary compensation table are vested in their plan accounts as follows: Ms. Bebo 100%; Mr. Buono 20%; Mr. Fonstad 20%; Mr. Levonowich 100%; and Mr. Usher 100%. Withdrawals or distributions are not allowed while the executive remains an ALC employee. Following a participant’s separation from ALC for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death do not begin until at least six month after separation.
     ALC also sponsors a Deferred Compensation Plan that allows participating executives to elect to defer up to 10% of their base salaries. Compensation deferred is retained by ALC and credited to the participant’s deferral account. The Deferred Compensation Plan credits participants’ accounts with matching contributions equal to 50% of participants’ elective deferrals. Participants’ are fully vested in their deferral accounts as to amounts they elect to defer. Participants’ interests in amounts ALC credits to their accounts as matching contributions vest according to the number of years of employment with ALC as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. Withdrawals or distributions are not allowed while the executive remains an ALC employee. Following a participant’s separation from ALC for any reason, the participant’s interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death do not begin until at least six month after separation. The deferral and matching accounts are bookkeeping accounts only and are credited with interest at the prime rate.
Employment Contracts and Termination of Employment and Change-in-Control Agreements
     Please see the Compensation Discussion and Analysis above for a discussion of the terms of employment agreements entered into between ALC and the individuals listed in the summary compensation table. The approximate dollar amounts that would have been payable to the individuals listed in the summary compensation table under the provisions of the employment agreements if the respective executive’s employment had been terminated as of December 31, 2008, by ALC for reasons other than cause, death or disability are: Ms. Bebo $1,892,600; Mr. Buono $486,600; Mr. Fonstad $271,613; Mr. Levonowich $261,922; and Mr. Usher $371,646. These amounts do not include vested amounts under deferred compensation programs which would be paid in accordance with their terms or reimbursement of up to one year (eighteen months in case of Ms. Bebo) of COBRA premiums of approximately $1,200 per month that might be paid by the executives following termination of employment.
     Under the terms of the 2006 Omnibus Incentive Compensation Plan, grants of stock options and stock appreciation rights would become immediately vested and fully exercisable if a change of control of ALC, as defined in the award agreements, occurred prior to the expiration of the grants. No value is included for outstanding stock options/stock appreciation rights because the exercise price of such securities subject to acceleration exceeded the year-end market price of the Class A Common Stock.
COMPENSATION COMMITTEE REPORT
     In accordance with its written Charter adopted by the Board of Directors, the Compensation/Nomination/ Governance Committee has oversight responsibility for compensation matters. The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on that review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
     The foregoing report has been approved by all members of the Committee.
Derek H.L. Buntain, Chair
Alan Bell
Michael J. Spector

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
     The following table sets forth securities authorized for issuance under equity compensation plans as of December 31, 2008. As discussed in the Compensation Discussion and Analysis, the performance targets related to the grant of 97,500 tandem stock options/stock appreciation rights granted to employees in 2008 were not achieved and those grants expired without becoming exercisable. Tandem stock options/stock appreciation rights granted to directors in 2008 remain outstanding.

Number of securities
	to be issued upon	Weighted-average	Number of securities remaining
	exercise of	exercise price of	available for future issuance under
	outstanding options,	outstanding options,	equity compensation plans (excluding
	warrants and rights	warrants and rights	securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	129,500	$30.10	670,500
Equity compensation plans not approved by security holders	—	—	—
Total	129,500	$30.10	670,500
     The 2006 Omnibus Incentive Compensation Plan was initially approved by ALC’s sole stockholder prior to ALC’s separation from Extendicare Inc. and approved again by ALC stockholders at the 2008 annual meeting. The plan provides for the grant of equity incentive compensation awards and non-equity incentive compensation awards to ALC directors, officers, employees or consultants (including prospective directors, officers, employees or consultants). The plan provides for the grant of options, stock appreciation rights, restricted stock awards, restricted stock units, performance units, cash incentive awards and other equity-based or equity-related awards. The plan is administered by the Compensation/Nominating/ Governance Committee.
     The aggregate number of shares of our Class A common stock that may be delivered pursuant to awards granted under the plan is 800,000, subject to anti-dilution adjustments as provided in the plan. If an award granted under the plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of shares, then the shares covered by the award will again be available to be awarded. In general, if shares are surrendered or tendered in payment of the exercise price of an award or any taxes required to be withheld in respect of an award, the surrendered or tendered shares become available to be awarded under the plan. Unless otherwise specified in the applicable award agreement, options vest and become exercisable in 25% increments on each of the first four anniversaries of the date of grant.
     In the event of a change of control of ALC, unless provision is made in connection with the change of control for assumption, or substitution of, awards previously granted and unless otherwise provided in an award agreement: (i) any options and stock appreciation rights outstanding as of the date the change of control become fully exercisable and vested immediately prior to such change of control; (ii) all performance units and cash incentive awards are paid out as if the date of the change of control were the last day of the applicable performance period and “target” performance levels had been attained; and (iii) all other outstanding awards are automatically deemed exercisable or vested and all restrictions and forfeiture provisions lapse.
CERTAIN BUSINESS RELATIONSHIPS; RELATED PERSON TRANSACTIONS
     The Board of Directors recognizes that related person transactions (generally, transactions between an officer or director or members of their immediate families and entities ALC does business with or which own a significant amount of ALC’s voting stock) may raise questions among stockholders as to whether those transactions are consistent with the best interests of ALC and its stockholders. It is ALC’s policy to enter into or ratify a related person transaction only when the Board, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of ALC and its stockholders.
     The Audit Committee has adopted written policies and procedures for the review, approval, or ratification of related person transactions. The Committee reviews the material facts of related person transactions and either approves or disapproves of the entry into the transactions. If advance Committee approval is not feasible, then the transaction may be ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the officer, director or family member interest in the transaction. No director may participate in any discussion or approval of a transaction for which he or she is a related person, except that the director is required to provide all material information concerning the transaction to the Audit Committee. If a transaction is ongoing, the Audit Committee may establish guidelines for ALC’s management to follow in its ongoing dealings with the related person. The Audit Committee has reviewed and pre-approved certain types of related person transactions, including ordinary course compensation of officers and directors, transactions with other companies where the interest of the related person and the size of the transaction are limited, certain charitable transactions, transactions where all stockholders receive proportional rights, and certain banking-related services.
     Other than transactions with Extendicare REIT, a Canadian Real Estate Investment Trust (formerly Extendicare Inc.) (“Extendicare”), discussed below, there were no related person transactions in 2008 that are required to be disclosed under Item 404(a) of Regulation S-K. The written policy discussed above was adopted in connection with ALC becoming a public company and was not in place at the time of the transactions with Extendicare Inc. described below.
     Prior to ALC’s separation from Extendicare, ALC was wholly-owned by Extendicare. Following the separation, none of ALC’s voting stock was owned by Extendicare. The following is a summary description of the agreements between Extendicare and us relating to the separation and our ongoing relationship with Extendicare after the separation. These include: a separation agreement; a tax allocation agreement; a number of transitional services agreements; and a number of operating leases and purchase agreements relating to the transfer by an Extendicare subsidiary, Extendicare Health Services, Inc. (“EHSI”), of assisted living facilities to us. These agreements govern the allocation of assets and liabilities related to our business as well as the ongoing relationship between Extendicare and us after the separation. We and Extendicare have agreed to binding arbitration for any claims arising under these agreements. Also described below are certain asset transfers that occurred in connection with the separation.
     Separation Agreement. The separation agreement sets forth our agreements with Extendicare related to the transfer of assets and the assumption of liabilities necessary to separate ALC from Extendicare. It also sets forth indemnification obligations of ALC and Extendicare to each other following the separation.
     Tax Allocation Agreement. The tax allocation agreement governs both ALC’s and Extendicare’s rights and obligations after the separation with respect to taxes for both pre- and post-separation periods. Generally, ALC is required to indemnify Extendicare for any taxes attributable to ALC’s operations (excluding the assisted living facilities transferred to us as part of the separation) for all pre-separation periods and Extendicare generally is required to indemnify ALC for any taxes attributable to its operations (including the assisted living facilities transferred to ALC as part of the separation) for all pre-separation periods. In addition, Extendicare is liable, and will indemnify ALC, for any taxes incurred in connection with the separation.
     Under U.S. Federal income tax law, ALC and Extendicare are jointly and severally liable for any taxes imposed on Extendicare for the periods during which ALC was a member of its consolidated group, including any taxes imposed with respect to the disposition of ALC common stock. Extendicare may not have sufficient assets, however, to satisfy any such liability and ALC may not successfully recover from Extendicare any amounts for which ALC is held liable. ALC’s liability for any taxes imposed on Extendicare could materially reduce the price of ALC’s common stock.
     Transitional Services Agreements. Following the separation, ALC receives and relies on certain transitional services provided by Extendicare and its subsidiaries, including services related to information technology, payroll and benefits processing, and reimbursement functions. The information technology services include: hosting services for software, messaging, data storage, anti-virus, and identity and access management programs; monitoring and management services for our information technology systems; support services via telephone; and telecommunication services allowing us to maintain and grow our network. In August 2007, ALC discontinued using the information technology services provided by Extendicare. Payroll and benefits processing services include: payroll maintenance and processing services, including related tax and banking matters; general management services for payroll processing, employee benefits and customer service functions; services relating to additions, changes and deletions from employee insurance plans; and services relating to benefit claims and 401(k) and ERISA compliance. These agreements have initial terms of three and five years, respectively, and are terminable by either party upon 90 days notice.
     Transfer of EHSI Assisted Living Operations and Properties to ALC. Immediately prior to ALC’s separation from Extendicare, EHSI owned 31 assisted living residences of which they operated 29, with the remaining two of the assisted living residences owned by EHSI being operated by ALC. In connection with ALC’s separation from Extendicare, all of these residences were transferred from EHSI to ALC. The aggregate purchase price for the residences was approximately $68.7 million (exclusive of amounts previously paid in respect of the operations and personal property related to EHSI’s assisted living residences).
     Transfer of Cash, Share Investments and Notes Prior to ALC Separation. Prior to the separation, Extendicare and EHSI made the following capital contributions to ALC: $10.0 million in cash contributed into ALC to establish Pearson Insurance Company, LTD., a wholly owned Bermuda based captive insurance company, to self-insure general and professional liability risks; $4.1 million in cash contributed by EHSI to ALC to fund transaction costs related to the separation; $5.0 million in cash contributed by EHSI to ALC to fund ALC’s purchase of an office building in August 2006; a capital contribution of approximately $22.0 million by EHSI as settlement of the outstanding debt owed by ALC to EHSI; the contribution to ALC of share investments with an aggregate value of $4.4 million; and an $18.0 million cash contribution to equity.
AUDIT COMMITTEE REPORT
     In accordance with its written Charter adopted by the Board of Directors, the Audit Committee has oversight responsibility for the quality and integrity of the financial reporting, disclosure controls and procedures, and internal control and procedure practices of ALC. While the Audit Committee has oversight responsibility, the primary responsibility for ALC’s financial reporting, disclosure controls and procedures, and internal controls and procedures rests with management, and with ALC’s independent auditors responsible for auditing ALC’s financial statements.
     In discharging its oversight responsibility as to the audit process, the Audit Committee has received from Grant Thornton LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence, discussed with the independent auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the independent auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the independent auditors the quality and adequacy of

ALC’s internal controls and the internal audit group. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risk.
     The Audit Committee discussed and reviewed with Grant Thornton LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 and Rule 2-07 of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
     The Audit Committee reviewed the audited financial statements of ALC contained in its annual report on Form 10-K for the fiscal year ended December 31, 2008 with management and the independent auditors. Based on this review and discussion with management, the internal auditors and the independent auditors, the Audit Committee recommended to the Board of Directors that ALC’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.
     The foregoing report has been approved by all members of the Audit Committee.
Malen S. Ng, Chair
Alan Bell
Jesse C. Brotz
Derek H. L. Buntain
Charles H. Roadman II, MD
INDEPENDENT AUDITORS
     The Audit Committee retained Grant Thornton LLP (“Grant Thornton”) as independent registered public accountants to audit ALC’s consolidated financial statements for the fiscal year ended December 31, 2008, and for the fiscal year ending December 31, 2009. A representative of Grant Thornton is expected to be present at the annual meeting and will be given the opportunity to make a statement and to respond to questions that may be asked by stockholders.
     The following table summarizes fees for professional services rendered to ALC by Grant Thornton for the fiscal years ended December 31, 2008 and 2007, respectively.

Fees	2008	2007
Audit Fees	$210,805	$205,829
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$210,805	$205,829
     Audit Fees. For the fiscal years ended December 31, 2008 and 2007, the “Audit Fees” reported above were billed by Grant Thornton for professional services rendered for the audit of ALC’s annual financial statements, reviews of ALC’s quarterly financial statements, and for services normally provided by the independent auditors in connection with statutory and regulatory filings and engagements.
     Audit-Related Fees. No “Audit-Related Fees” were billed by Grant Thornton for the fiscal years ended December 31, 2008 and 2007.

     Tax Fees. No “Tax Fees” were billed by Grant Thornton for the fiscal years ended December 31, 2008 and 2007.
     All Other Fees. For the fiscal years ended December 31, 2008 and 2007, there were no other fees billed by Grant Thornton for professional services rendered for assistance not related to Audit Fees, Audit-Related Fees or Tax Fees.
Pre-Approval Policy and Independence
     The Audit Committee has a policy requiring the pre-approval of all audit and permissible non-audit services provided by ALC’s independent auditors. Under the policy, the Audit Committee is to specifically pre-approve any recurring audit and audit-related services to be provided during the following fiscal year. The Audit Committee also may generally pre-approve, up to a specified maximum amount, any nonrecurring audit and audit-related services for the following fiscal year. All pre-approved matters must be detailed as to the particular service or category of services to be provided, whether recurring or non-recurring, and reported to the Audit Committee at its next scheduled meeting. Permissible non-audit services are to be pre-approved on a case-by-case basis. The Audit Committee may delegate its pre-approval authority to any of its members, provided that such member reports all pre-approval decisions to the Audit Committee at its next scheduled meeting. ALC’s independent auditors and members of management are required to report periodically to the Audit Committee the extent of all services provided in accordance with the pre-approval policy, including the amount of fees attributable to such services.
     In accordance with Section 10A of the Securities Exchange Act of 1934, as amended by Section 202 of the Sarbanes-Oxley Act of 2002, ALC is required to disclose the approval by the Audit Committee of the Board of non-audit services performed by ALC’s independent auditors. Non-audit services are services other than those provided in connection with an audit review of the financial statements. During the period covered by this filing, all audit-related fees, tax fees and all other fees, and the services rendered in connection with those fees, as reported in the table shown above, were approved by ALC’s Audit Committee.
     The Audit Committee considered the fact that Grant Thornton did not provide non-audit services to ALC in 2008, which the Committee determined was compatible with maintaining auditor independence.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers, and the persons who beneficially own more than ten percent of our Class A Common Stock to file reports of ownership and changes in ownership of ALC equity securities with the Securities and Exchange Commission. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during the fiscal year ended December 31, 2008.
OTHER MATTERS
Additional Matters
     The Board of Directors is not aware of any other matters that will be presented for action at the 2009 annual meeting. Should any additional matters properly come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

Submission of Stockholder Proposals
     A stockholder who intends to present a stockholder’s proposal at the 2010 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”) must deliver the proposal to ALC no later than December 4, 2009, if such proposal is to be included in ALC’s proxy materials for the 2010 annual meeting.
     A stockholder who intends to present business, other than a stockholder’s proposal pursuant to Rule 14a-8, at the 2010 annual meeting must comply with the requirements set forth in ALC’s bylaws. Among other things, a stockholder must give written notice to the Secretary of ALC not less than 50 days and not more than 75 days prior to the anniversary date of the immediately preceding annual meeting. Since the 2009 annual meeting is scheduled to be held April 30, 2009, ALC must receive written notice of a stockholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2009 annual meeting no sooner than February 14, 2010 and no later than March 11, 2010. If the notice is received after March 11, 2010, then ALC is not required to present such proposal at the 2010 annual meeting because the notice will be considered untimely. If the Board of Directors chooses to present such a stockholder’s proposal submitted after March 11, 2010, at the 2010 annual meeting, then the persons named in proxies solicited by the Board of Directors for such meeting may exercise discretionary voting power with respect to such proposal.
Cost of Proxy Solicitation
     ALC will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of the Board. In addition to using mail services, ALC officers and other employees, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. ALC may retain a professional proxy solicitation firm, and pay such firm its customary fee, to solicit proxies from direct holders and from banks, brokers and other nominees having shares registered in their names that are beneficially owned by others.
Annual Report on Form 10-K
     A copy (without exhibits) of ALC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, is being provided with this proxy statement. Pursuant to the rules of the Securities and Exchange Commission, services that deliver ALC’s communications to stockholders who hold their shares through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of ALC’s 2008 Annual Report on Form 10-K and this proxy statement. ALC will provide an additional copy of such Annual Report to any stockholder, without charge, upon written request of such stockholder. Such requests should be addressed to the attention of “Shareholder Relations” at Assisted Living Concepts, Inc., W140 N8981 Lilly Road, Menomonee Falls, Wisconsin 53051.

By Order of the Board of Directors,

Milwaukee, Wisconsin	Eric B. Fonstad
April 3, 2009	Senior Vice President, General Counsel and Secretary

Proxy — Assisted Living Concepts, Inc.
W140 N8981 Lilly Road
Menomonee Falls, Wisconsin 53051
(262) 257-8888
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2009
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
David J. Hennigar and Melvin A. Rhinelander, or either of them, with power of substitution to each, are hereby authorized to represent the undersigned at the Annual Meeting of Stockholders (the “Meeting”) of Assisted Living Concepts, Inc. (the “Company”) to be held at W140 N8981 Lilly Road, Menomonee Falls, Wisconsin 53051 on Thursday, April 30, 2009, at 4:00 p.m. CDT, and to vote the number of shares which the undersigned would be entitled to vote if personally present on the matters listed on the reverse side hereof and in their discretion upon such other business as may properly come before the Meeting and any and all adjournments or postponements thereof, all as set out in the Notice and Proxy Statement relating to the Meeting, receipt of which is hereby acknowledged.
This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, then the Proxy will be voted FOR the election of all the nominees listed.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on April 30, 2009 – the Proxy Statement and 2008 Annual Report are available under the heading “Annual Reports and Proxy Statements” in the “Investor Relations” section at www.alcco.com
(Continued, and to be signed on the reverse side.)

Annual Meeting Proxy Card A. Proposals — The Board of Directors recommends a vote FOR all the nominees listed. 1. Election of nine directors to serve one-year terms to expire at the 2010 annual meeting of stockholders:01 — Laurie A. Bebo 02 — Alan Bell 03 — Jesse C. Brotz 04 — Derek H.L. Buntain 05 — David J. Hennigar 06 — Malen S. Ng 07 — Melvin A. Rhinelander 08 — Charles H. Roadman II, MD 09 — Michael J. Spector ☐ Mark here to vote ☐ Mark here to ☐ For All EXCEPT - To withhold FOR all nominees WITHHOLD vote from authority to vote for anyall nominees nominee(s), write the name(s) of such nominee(s) below.